UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12 (b) OR 12 (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ARTISAN COMPONENTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0278185
(State of incorporation or organization)	(IRS Employer Identification No.)

141 Caspian Court, Sunnyvale, California	94089-1013
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☒

Securities Act registration statement file number to which this form relates (if applicable): Not applicable.

Securities to be registered pursuant to Section 12 (b) of the Act:

Title Of Each Class To Be So Registered	Name And Exchange On Which Each Class Is To Be Registered
None.	None

Securities to be registered pursuant to Section 12(g) of the Act:

PREFERRED STOCK PURCHASE RIGHTS

(Title of Class)

AMENDMENT NO. 1 TO FORM 8-A

We hereby amend the following items, exhibits or other portions of our Form 8-A filed on December 27, 2001, related to our Preferred Stock Purchase Rights, as set forth below.

Item 1. Description of Company’s Securities to be Registered

Item 1 of our Form 8-A filed on December 27, 2001 related to our Preferred Stock Purchase Rights is hereby amended by adding the following text:

On August 22, 2004, Artisan Components, Inc. (the “Company”) and EquiServe Trust Company, N.A. (the “Rights Agent”) executed an amendment (the “Amendment”) to the Preferred Stock Rights Agreement dated as of December 12, 2001 between the Company and the Rights Agent (the “Rights Agreement”). Section 27 of the Rights Agreement provides that the Company may from time to time supplement or amend the Rights Agreement.

On August 22, 2004, the Company entered into an Agreement and Plan of Merger (the “Agreement”) by and between the Company, ARM Holdings plc, a public limited company organized under the laws of England and Wales (“ARM”), and Salt Acquisition Corporation, a Delaware corporation a wholly owned subsidiary of ARM (“Merger Sub”), pursuant to which, among other things, the Company will be merged with and into Merger Sub (the “Merger”) on the terms and subject to the conditions of the Agreement. In connection with the Agreement and the transactions contemplated thereby, the Amendment provides that (i) none of ARM or Merger Sub nor any of their Affiliates (as defined in the Rights Agreement) shall be deemed an Acquiring Person (as defined in the Rights Agreement) under the Rights Agreement by reason of the execution, delivery, performance or consummation the transactions contemplated under the Agreement, including the Merger, and (ii) neither a “Shares Acquisition Date” nor “Distribution Date” (each as defined in the Rights Agreement) shall occur by reason of execution, delivery, performance or consummation the transactions contemplated under the Agreement. The foregoing description of the Amendment does not purport to be complete, and is qualified in its entirety by reference to such Amendment, a copy of which is filed as Exhibit 4.2 hereto and is incorporated herein by reference.

A summary of the principal terms of the Rights Agreement is available in our Form 8-A filed with the Securities and Exchange Commission on December 27, 2001. The Rights Agreement, including the form of the Rights Certificate, is filed as Exhibit 4.2. hereto and incorporated herein by reference.

Item 2. Exhibits

4.2	Preferred Stock Rights Agreement, dated as of December 12, 2001, between Artisan Components, Inc. and EquiServe Trust Company, N.A., including the Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.*

4.2.1	Amendment dated August 22, 2004 to Preferred Stock Rights Agreement, dated as of December 12, 2001, between Artisan Components, Inc. and EquiServe Trust Company, N.A.**

*	Incorporated by reference to the Registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on December 27, 2001.

**	Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 24, 2004.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

By:	/s/ Joy E. Leo
Name:	Joy E. Leo
Title:	Vice President of Finance and Administration, Chief Financial Officer and Corporate Secretary

Dated:  September 2, 2004

EXHIBIT INDEX

4.2	Preferred Stock Rights Agreement, dated as of December 12, 2001, between Artisan Components, Inc. and EquiServe Trust Company, N.A., including the Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.*

4.2.1	Amendment dated August 22, 2004 to Preferred Stock Rights Agreement, dated as of December 12, 2001 between Artisan Components, Inc. and EquiServe Trust Company, N.A.**

*	Incorporated by reference to the Registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on December 27, 2001.

**	Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 24, 2004.